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                                                                  EXHIBIT  99.2


                               DIEDRICH COFFEE
                             2144 Michelson Drive
                           Irvine, California 92612




                                   CONSENT


        The undersigned acknowledges that he is named as a person expected to become a member of the board of directors of Diedrich Coffee (the "Company") in the Company's Registration Statement on Form S-1, as amended, relating to the offering of 2,200,000 shares of Common Stock of the Company (2,530,000 shares if the underwriters' over-allotment option is exercised in full) and consents to the use of his name in that regard.


                                                    /s/  LARRY GOELMAN
                                                  ----------------------------
                                                         Larry Goelman